Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS FIRST QUARTER 2003 RESULTS

St. Paul, Minnesota. (April 30, 2003) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter ended March 29, 2003.  Net sales for the first quarter 2003 were $2.2 million, a decrease of 36% from sales of $3.5 million for the first quarter 2002.  The net loss was $1.5 million, or $0.10 per share in the first quarter 2003, compared to $2.9 million or $0.20 in the comparable prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We were pleased to see the impact of the significant reduction in our expenses during the quarter as our losses were reduced by approximately 50% compared to the first quarter in 2002.  In addition, we expect to realize further reductions from actions taken in the first quarter, which included further work force reductions, associated with the completion of the transfer of our manufacturing operations to Malaysia. “

“Our customers continue to experience significant cost improvements through the use of our Tapestry® products and the subsequent removal of their previous handlers. We certainly look forward to a market upturn and believe that our leadership position in strip handling solutions provides us with an excellent platform for revenue and earnings growth as the upturn occurs in the future.  Although there are some indications of improvement in the market conditions this quarter, we will, in the short term, continue to diligently examine all opportunities for cost reduction and obtaining additional financing,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2002.

# # #

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended
	March 29, 2003	March 30, 2002

Net sales

$

2,200

$

3,463

Cost of sales	1,476	2,187

Gross profit

724

1,276

Gross margin	32.9%	36.8%

Selling, general and administrative	1,333	2,266
Research and development cost	734	1,306
Restructuring charge	19	323
Total operating expenses	2,086	3,895

Operating loss	(1,362)	(2,619)

Interest and other	(129)	(248)

Net loss	$(1,491)	$(2,867)

Net loss per share – basic and diluted	$(0.10)	$(0.20)

Weighted average shares outstanding, basic and diluted	14,871	14,077

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 29, 2003	Dec. 31, 2002
Assets
Current assets
Cash and cash equivalents	$363	$1,560
Accounts receivable, net	2,211	786
Inventories, net	3,813	3,850
Other current assets	261	212
Total current assets	6,648	6,408

Property, net	491	605

Debt issue costs and other, net	691	740

Total assets	$7,830	$7,753

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,655	$1,010
Accrued liabilities	1,985	2,266
Deferred revenue in excess of costs incurred	214	48
Accrued restructuring costs	99	194
Current portion long-term debt	18	29
Total current liabilities	3,971	3,547

10% senior subordinated convertible debt	10,000	10,000

Total stockholders’ deficit	(6,141)	(5,794)

Total liabilities and stockholders’ deficit	$7,830	$7,753